Middlesex Water Company ANNOUNCES 5% Discount ON PURCHASES OF
SHARES OF ITS COMMON STOCK to Investment Plan
Participants

Iselin, New Jersey December 18, 2018 -- Middlesex Water Company (NASDAQ:MSEX) today announced that, for a limited period of time, it will offer shares of its Common Stock at a 5% discount to participants in the Company’s Investment Plan (“Plan”). This offer applies to all Common Stock purchases made under the Plan, whether by optional cash payment or by dividend reinvestment. The discount will be in effect for purchases made by Plan participants commencing January 2, 2019 and will continue until 200,000 shares are purchased at the discounted price or December 30, 2019, whichever event occurs first. During this discount period, the purchase price of the shares will be 95% of the fair market value of the shares on the purchase dates, as described in the Company’s Plan Prospectus (“Plan Prospectus”) dated December 13, 2018, only if purchased through the Plan. New investors may enroll in the Plan with an initial investment of at least $500.00.

A Registration Statement with respect to the Plan, which includes the Plan Prospectus, has been filed with the Securities and Exchange Commission (“SEC”). The Registration Statement is on Form S-3 (SEC No. 333-205698) The entire registration statement, which includes the Plan Prospectus, can be viewed online at the SEC’s website: www.sec.gov.

Middlesex Water Company also has amended the Plan to eliminate the withdrawal fee formerly assessed for stock purchased at the 5% Discount and sold within six months after purchase. The amended Plan Prospectus, filed December 13, 2018 sets forth all the terms and conditions of the Plan, including discount purchase details and instructions for enrolling in the Plan. The amended Plan Prospectus is available online at the SEC’s website above and at (http://shareholder.broadridge.com/ middlesexwater).

This announcement is not an offer to sell or a solicitation to buy securities, which can be made only by means of the Plan Prospectus.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company's web site at www.middlesexwater.com or call (732) 634-1500.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com